Exhibit 99.1
FOR IMMEDIATE RELEASE
Selectica Appoints Lloyd Sems to Board of Directors
SAN JOSE, Calif. – June 4, 2008 – Selectica (NASDAQ: SLTC), a leading provider of contract management and sales configuration solutions, today announced the appointment of Lloyd M. Sems as a member of its board of directors.
“We are delighted to have Lloyd join our board,” said Robert Jurkowski, Chairman and Chief Executive Officer of Selectica. “Lloyd has worked with a variety of emerging technology companies and brings investor perspective and business experience that will prove a real asset as Selectica targets new markets and opportunities. I look forward to working with him.”
Mr. Sems is President and Founder of Sems Capital LLC, which manages a group of value-based funds in New York City. He is also the President and Founder of Capital Edge LLC, a strategic consulting and research organization.
“I am pleased to be asked to join the Selectica board,” said Sems. “Over the past decade, Selectica has developed some of the best enterprise software to address the inherent complexities of contract management and sales configuration. I look forward to working with Bob and his executive team to help them expand Selectica’s market presence, strengthen their strategic partnerships, and identify new opportunities.”
About Selectica, Inc.
Selectica, Inc. (Nasdaq: SLTC) provides enterprise-class software solutions for sales configuration and contract lifecycle management. Selectica’s contract management software solutions enable companies to manage critical business functions including contract administration, sourcing, procurement, governance, sales, revenue recognition, healthcare, and provide enterprise-wide visibility to key stakeholders such as General Counsel and executive management. Selectica’s Sales Configuration Solutions simplify and automate the configuration, pricing, and quoting of complex products and services. For over 10 years, Selectica has helped its customers generate substantial savings. Selectica customers represent leaders in manufacturing, technology, finance, retail, real estate, insurance, healthcare, semiconductor and telecommunications, including: ABB, ADP, Accenture, Bell Canada, Cisco, Covad Communications, Fujitsu, General Electric, Fireman’s Fund Insurance Company, Host Hotels, IBM, Juniper Networks, Reliance Industries, Rockwell Automation, Tellabs, and Walt Disney. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.
Forward Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of Selectica products including the contract management and sales configuration products, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) and potential regulatory inquiries and litigation relating to the review of past stock granting practices and the related restatement of the Company’s financial statements and (iv) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in other reports filed by Selectica with the Securities and Exchange Commission.
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Investor Contact:
Scott Wilson, 415- 785-7945, ir@selectica.com
Media Contact:
Tom Woolf, 415-259-5638, pr@selectica.com